EXHIBIT 5.1

[Letterhead of Dorsey & Whitney LLP]

March 15, 2010

Otelco Inc.
505 Third Avenue East
Oneonta, Alabama 35121

Re:  Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Otelco Inc., a Delaware corporation (the “Company”), and the subsidiaries of the Company listed on Schedule I hereto (collectively, the “Guarantors”) in connection with a Registration Statement on Form S-4 (the “Registration Statement”), filed by the Company and the Guarantors with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of (i) up to an aggregate of 544,671 shares of Class A common stock of the Company, par value $0.01 per share (the “Class A Shares”), (ii) up to $4,085,032.50 aggregate principal amount of senior subordinated notes due 2019 of the Company (the “Notes”), (iii) up to an aggregate of 544,671 income deposit securities of the Company (the “IDSs”), each representing one Class A Share and a 13% Note with a $7.50 principal amount, and (iv) guarantees to be issued by the Guarantors with respect to the Notes (the “Guarantees”).  The IDSs are to be issued in connection with the Company’s offer to exchange up to 544,671 IDSs for up to 544,671 shares of its issued and outstanding Class B common stock, par value $0.01 per share (the “Class B Shares”).  The Notes and the Guarantees are to be issued pursuant to an Indenture, dated as of December 21, 2004, among the Company, the guarantors from time to time party thereto and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of July 3, 2006, the Second Supplemental Indenture, dated as of July 5, 2007, and the Third Supplemental Indenture, dated as of October 31, 2008, and to be further supplemented by a Fourth Supplemental Indenture (as so supplemented, the “Indenture”).

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below.  In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies.  We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company and the Covered Guarantors (as defined below), that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.  As to questions of fact material to our opinions, we have relied upon certificates of (i) officers of the Company, (ii) officers of the Guarantors and (iii) public officials.  We have also assumed that the IDSs, Class A Shares, Notes and Guarantees will be issued and exchanged for the Class B Shares as described in the Registration Statement.

Based on the foregoing, we are of the opinion that:

1.           The IDSs have been duly authorized by all requisite corporate action on the part of the Company and, when delivered in exchange for the Class B Shares, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

2.           The Class A Shares have been duly authorized by all requisite corporate action on the part of the Company and, when issued and delivered in exchange for the Class B Shares, will be legally issued, fully paid and non-assessable.

3.           The Notes have been duly authorized by all requisite corporate action on the part of the Company and, when executed and authenticated by the Trustee in accordance with the terms of the Indenture and delivered in exchange for the Class B Shares, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

4.           The Guarantees to be issued by the Covered Guarantors have been duly authorized by all requisite corporate or limited liability company action on the part of the Covered Guarantors.

5.           When the Notes have been executed and authenticated by the Trustee in accordance with the terms of the Indenture and delivered in exchange for the Class B Shares, the Guarantees will consitute valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

For purposes of this opinion letter, “Covered Guarantors” means Communications Design Acquisition Corporation, CRC Communications of Maine, Inc., Mid-Missouri Holding Corp., Otelco Telecommunications LLC, Otelco Telephone LLC and Saco River Telegraph and Telephone Company, each a Delaware corporation or Delaware limited liability company.

Our opinions expressed above are limited to the laws of the States of Delaware and New York.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

SK/JBW

SCHEDULE I

Guarantors

Name	Jurisdiction
Brindlee Mountain Telephone Company	Alabama
Blountsville Telephone Company, Inc.	Alabama
Communications Design Acquisition Corporation	Delaware
CRC Communications of Maine, Inc.	Delaware
Hopper Telecommunications Company, Inc.	Alabama
Imagination, Inc.	Missouri
Mid-Maine TelPlus	Maine
Mid-Missouri Holding Corp.	Delaware
Otelco Telecommunications LLC	Delaware
Otelco Telephone LLC	Delaware
Saco River Telegraph and Telephone Company	Delaware
The Granby Telephone & Telegraph Co. of Mass.	Massachusetts
The Pine Tree Telephone and Telegraph Company	Maine